EXHIBIT 23.1

SSY Consultancy & Research Ltd

October 30, 2014

Star Bulk Carriers Corp.
40 Agiou Konstantinou Avenue
Marousi 15124, Athens, Greece

Ladies and Gentlemen:

Reference is made to the prospectus supplement, including any amendments or supplements thereto (the “Prospectus Supplement”), relating to the public offering of senior notes of Star Bulk Carriers Corp. (the “Company”). The Prospectus Supplement is part of the registration statement on Form F-3 (Registration No. 333-197886), declared effective on September 25, 2014 (the “Registration Statement”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information and industry and market data (including all disclaimers) supplied by us as set forth in the section of the Prospectus Supplement entitled “Market Opportunity.” We further advise the Company that our role has been limited to the provision of such statistical information and industry and market data supplied by us. With respect to such statistical data, we advise you that:

(1) certain information in SSY’s database is derived from estimates or subjective judgments, and while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures; and

(2) the information in the databases of other maritime data collection agencies may differ from the information in our database.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, which was filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus Supplement entitled “Market Opportunity.”

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Yours faithfully,
/s/ JP Kearsey JP Kearsey Director
SSY Consultancy & Research Ltd

[Signature page to SSY Consent]